Exhibit 99.1

Contact Information
Dr. Roger Harrison	CEO and President	(610) 458-6200
Lawrence M. Christian	CFO and Vice President - Finance	(610) 458-6200

ANTARES PHARMA RAISES A TOTAL OF $14.6 MILLION IN

PRIVATE EQUITY PLACEMENT

Exton, Pennsylvania – February 23, 2004 – Antares Pharma, Inc. (OTCBB: ANTR) today announced that it raised an additional $5.1 million in its private placement of common stock at a price of $1.00 per share, bringing the total raised during the current private placement to $14,639,950. The Company issued to all purchasers five-year warrants to purchase, at an exercise price of $1.25 per share, an aggregate number of shares of common stock equal to 33% of the total number of shares of common stock sold. The transaction closed on Friday and funded today. SCO Securities LLC acted as the placement agent for the entire offering.

On February 10, 2004, the Company previously announced that it had raised $9.55 million through a private placement of common stock (the “first closing”). The second closing on Friday completes this equity offering.

“This successful equity placement and the continued interest of the investment community demonstrate confidence in our Company and serve as an endorsement of our business strategy and technology platforms. The proceeds provide the necessary working capital to execute that strategy and allow for additional capital reserves,” said Lawrence Christian, Chief Financial Officer of Antares Pharma.

Antares Pharma recently announced a development agreement with ProSkelia, SAS, a company with headquarters near Paris, France, and a license agreement with NPMG, a privately held company with products for use in the cosmetic field. Both of these agreements are for the development and future licensing of products utilizing the Company’s proprietary ATD™ gel technology. In December 2003, Antares Pharma also announced a milestone payment from Eli Lilly and Company, the licensee of Antares Pharma’s needle-free injection technology in the fields of diabetes and obesity.

About Antares Pharma

Antares Pharma develops specialty pharmaceutical products, including needle-free and mini-needle injector systems, transdermal gel technologies, and fast-melt oral tablet technology. These delivery systems are designed to improve both the efficiency of drug therapies and the patient’s quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the U.S. and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company’s technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com.

Information included on the Company’s website is not incorporated herein by reference or otherwise.